                                                                  Exhibit 11.01


                            PREMISYS COMMUNICATIONS, INC.
                  COMPUTATION OF NET INCOME PER SHARE - (UNAUDITED)
                ---------------------------------------------------
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 Three Months Ended September 30,
                                                               ------------------------------------
                                                                       1996            1997
                                                                       -----           ----
Weighted average shares outstanding:
    Common Stock                                                    24,432              25,308
    Common stock equivalents related to options using the
     treasury stock method                                           2,047               2,129
                                                                 ----------          ----------
    Weighted-average common shares and equivalents                  26,479              27,437
                                                                 ----------          ----------
                                                                 ----------          ----------
    Net income                                                   $   5,723           $   2,677
                                                                 ----------          ----------
                                                                 ----------          ----------
    Net income per share                                         $    0.22           $    0.10
                                                                 ----------          ----------
                                                                 ----------          ----------

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